UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 20, 2005

DOW JONES & COMPANY, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	1-7564	13-5034940
(State or other jurisdiction of incorporation )	(Commission File Number)	(IRS Employer Identification No.)

200 LIBERTY STREET, NEW YORK, NEW YORK	10281
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 416-2000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition

On October 20, 2005, Dow Jones & Company, Inc. issued a press release announcing the Company’s results of operations for the quarter ended September 30, 2005. A copy of this press release is furnished with this report as Exhibit 99.

In accordance with General Instruction B.2 of Form 8-K, the information in this Current Report on Form 8-K, including Exhibit 99, is being furnished under Item 2.02 and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 (“Exchange Act”) or otherwise subject to the liability of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, regardless of the general incorporation language of such filing, except as shall be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

Exhibit	Description
99	Earnings press release dated October 20, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOW JONES & COMPANY, INC.
(Registrant)

Date:	October 20, 2005	By:	/s/ Robert Perrine
Robert Perrine
Chief Accounting Officer and Controller

Exhibit 99

Investor Contact:

Dow Jones & Company

Mark Donohue

200 Liberty Street

Director, Investor Relations

New York, NY 10281

(609) 520-5660

Media Contact:

Amy Wolfcale

Vice President, Corporate Communications

(212) 416-3213

DOW JONES REPORTS THIRD QUARTER RESULTS

Provides 4th Quarter Outlook

NEW YORK (October 20, 2005)—Dow Jones & Company (NYSE: DJ) today reported that it earned 12 cents per diluted share during the third quarter of 2005, compared with 15 cents per diluted share in the third quarter of 2004.  Revenue of $421.2 million increased 6.7% over the third quarter of 2004, and operating income of $15.8 million declined 22.5%, mainly due to the planned operating losses from the Weekend Edition of The Wall Street Journal which launched September 17.

Special Items: In the third quarter of 2005, the Company recorded special items netting to zero cents per share as a special gain of one cent per diluted share related to a tax benefit was offset by a charge of one cent for accretion of discount on a contract-guarantee obligation.  In the third quarter of 2004, special items netted to zero cents per share as a special gain of two cents per share related to a tax benefit was offset by a charge of two cents per share for accretion of discount on a contract-guarantee obligation.

Commenting on third quarter results, Peter R. Kann, chairman and chief executive officer of Dow Jones, said, "We have progressed with many important initiatives in recent months including the successful September 17 launch of the Wall Street Journal Weekend Edition, the October 17 launch of our innovative new international compact editions, the exit from our CNBC international television partnership, and the recently announced content and design changes and planned web-width reduction at the U.S. Journal.  We thus remain very focused on improving quality, controlling spending, and prudently investing in attractive growth opportunities to maximize our long term revenue and profitability in any advertising environment."

Mr. Kann continued: “The strong third quarter operating income gains in our Electronic Publishing segment, spurred by the growth of our Consumer Electronic Publishing businesses, was particularly pleasing.  We also were pleased to post modest advertising linage gains in September and in the third quarter at the Journal in spite of a continuing difficult ad environment for print publications.  In terms of corporate results these positives were more than offset by the anticipated dilution from the Weekend Edition launch.”

Dow Jones said it estimates fourth quarter 2005 earnings per share before special items and dilution from Weekend Edition to be in the mid-to-upper 30 cents per share range compared to the 43 cents per share earned in the fourth quarter of 2004.  After an estimated 5 to 6 cents per share dilution from Weekend Edition, the Company expects fourth quarter 2005 earnings per share in the low-to-mid 30 cents per share range.  This assumes total linage including Weekend Edition will be up in the mid-single digits percentage range with Monday thru Friday linage at the U.S. Wall Street Journal down in mid-single digits percentage range in the fourth quarter 2005 compared to the fourth quarter 2004.  Based on currently anticipated special items in the fourth quarter of 2005, the Company expects reported earnings per share to be in the low-to-mid 30 cents per share range, compared with 43 cents per share in the fourth quarter of 2004.

Segment Results

Print Publishing revenue of $204.4 million in the third quarter of 2005 declined 2.5% versus the same period a year ago as increased revenue at the Journal was more than offset by a decline in advertising revenue resulting from the conversion of The Far Eastern Economic Review from a weekly to monthly publication, as well as declines at Barron’s and U.S. Television.  Advertising linage at the U.S. Wall Street Journal, including two Weekend Edition issues increased 3.6% (up 8.8% in Sept.).  Excluding Weekend Edition, Monday thru Friday linage at the U.S. Wall Street Journal increased 0.6% (up 2.0% in

Sept.).  Advertising yield (or revenue per line) declined due to the heavier mix of lower yielding classified linage in the quarter.  Advertising linage at the international editions of the Journal increased 4.4% (down 1.3% in Sept.).  Barron’s advertising pages decreased 21.1% in the quarter (down 15.2% in Sept.).  The print publishing segment had an operating loss of $27.0 million in the third quarter, seasonally its weakest quarter, impacted by increased spending for the launch of Weekend Edition, compared to a loss of $16.6 million in the third quarter of 2004.

Electronic Publishing revenue of $127.1 million in the third quarter of 2005 increased 30.1% from the same period a year ago, driven by the acquisition of MarketWatch, together with increased revenue in all electronic publishing business units.  Operating income of $31.7 million in the third quarter of 2005 increased 46.3% over last year due to the acquisition of MarketWatch and organic growth at Consumer Electronic Publishing, Indexes and Newswires.  Operating margin of 25.0% in the third quarter of 2005 was up from the previous year’s 22.2%.  Terminal counts at Newswires were 297,000, flat compared to last year.  Paid subscribers to The Wall Street Journal Online grew to 764,000 as of September 30, 2005, up 9.0% from the prior year period.

Ottaway Newspapers’ revenue of $89.8 million in the third quarter of 2005 increased 2.4% from the same period a year ago.  Operating income of $22.9 million was down 2.4% and operating margin was 25.5% versus 26.8% last year mainly due to higher newsprint prices, employee costs and planned expenses related to a new Internet initiative and content management system.  Advertising linage decreased 2.0% in the third quarter (down 1.4% in Sept.).

The Company ended the third quarter of 2005 with $511 million in debt compared to $517 million at the end of the second quarter 2005 and $197 million at the end of the third quarter of 2004.  The increase over prior year is due to the incurrence in January 2005 of an additional $439 million in debt to finance the Company’s acquisition of MarketWatch.

As previously announced, the Company will host an earnings conference call at 10 a.m. EST today.  The call can be accessed via a live Web cast through the Investor Relations section of the Company’s Web site, www.dowjones.com, or through a listen-only, dial-in conference line, by dialing 877-407-3140.

A replay of the conference call and the full text of the prepared remarks will be available on the Company’s Web site in the Investor Relations section shortly after the call concludes.

Dow Jones & Company (NYSE: DJ; dowjones.com) publishes The Wall Street Journal and its international and online editions, Barron's and the Far Eastern Economic Review, Dow Jones Newswires, Dow Jones Indexes, MarketWatch and the Ottaway group of community newspapers. Dow Jones is co-owner with Reuters Group of Factiva and with Hearst of SmartMoney. Dow Jones also provides news content to CNBC and radio stations in the U.S.

Information Relating To Forward-Looking Statements:

This press release contains forward-looking statements, such as those including the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “will,” “outlook,” “guidance,” “forecast” and similar expressions, that involve risks and uncertainties that could cause actual results to differ materially from those anticipated including: the cyclical nature of the Company's business and the strong, negative impact of economic downturns on advertising revenues, particularly in the Company's core advertising market-B2B advertising; the risk that inconsistent trends across major advertising categories, such as technology and finance, will continue and that B2B advertising levels, particularly in technology and finance, may or may not return to historical levels; the Company's ability to expand and diversify the Journal's market segment focus beyond finance and technology; the Company's ability to limit and manage expense growth, especially in light of its prior cost cutting and its growth initiatives such as the new Weekend Edition; intense competition for ad revenues and readers the Company’s products and services face; the impact on the future circulation of the Journal and community newspapers that may be caused by the declining frequency of regular newspaper buying by young people; with respect to our new Weekend Edition, the risks that it may not generate anticipated advertising revenues, resulting in greater losses than expected in its first two years of operation, and that it may draw advertising away from the Company’s other consumer advertising sections; with respect to Newswires and other subscription-based products and services, the negative impact of business consolidations and layoffs in the financial services industry on sales; the uncertainties relating to the Company's guarantee to Cantor Fitzgerald Securities and Market Data Corporation; and such other risk factors as may be included from time to time in the Company's reports filed with the Securities and Exchange Commission and posted in the Investor Relations section of the Company's web site (www.dowjones.com).   The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Dow Jones & Company, Inc.
Earnings Summary
(Unaudited)

(in thousands, except per share amounts)
	Quarters Ended September 30		Nine Months Ended September 30
	2005	2004	2005	2004
Reported results:
Revenues	$421,236	$394,892	$1,287,506	$1,234,303

Operating income	$15,837	$20,428	$71,702	$110,477

Net income	$10,173	$12,067	$19,214	$63,924

Effective tax rate*	31.2%	37.4%	61.8%	41.1%

Diluted EPS	$.12	$.15	$.23	$.78

Excluding items described in Note 2:
Operating income	$15,837	$20,428	$83,069	$107,716

Net income	$9,970	$12,237	$47,469	$64,395

Effective tax rate*	36.6%	41.5%	39.1%	40.4%

Diluted EPS	$.12	$.15	$.57	$.78

EPS percentage change	(20.0)%	7.1%	(26.9)%	47.2%

*The effective income tax rate is net of minority interests.

See notes to financial information on page 10.

Reconciliation of fourth quarter 2005 earnings outlook:
	Quarters Ended December 31
	2005 Guidance	2004 Actual

Reported earnings per share	Low-to-mid 30 cents per share range	$.43

Adjusted to remove:
Restructuring charges		(.05)
Contract guarantee	(.01)	(.02)
Certain income tax matters	-	.07
EPS before special items	Low-to-mid 30 cents per share range**	$.43

**Based on special items currently anticipated.

Dow Jones & Company, Inc.
Condensed Consolidated Statements of Income
(Unaudited)

(in thousands, except per share amounts)	Quarters Ended September 30		Nine Months Ended September 30
	2005	2004	2005	2004
Revenues:
Advertising	$219,975	$212,148	$687,595	$694,683
Information services	103,505	84,906	305,564	242,251
Circulation and other	97,756	97,838	294,347	297,369
Total revenues	421,236	394,892	1,287,506	1,234,303

Expenses:
News, production and technology	140,466	134,056	416,893	386,665
Selling, administrative and general	160,516	140,012	479,830	434,026
Newsprint	30,596	28,382	89,883	84,960
Print delivery costs	46,682	46,416	137,232	141,285
Depreciation and amortization	27,139	25,598	80,599	79,651
Restructuring charges	-	-	11,367	(2,761)
Total operating expenses	405,399	374,464	1,215,804	1,123,826

Operating income	15,837	20,428	71,702	110,477

Other income (expense):
Investment income	87	76	572	332
Interest expense	(4,971)	(964)	(13,883)	(2,412)
Equity in earnings (losses) of associated companies	4,785	(13)	7,351	1,386
Write-down of equity investments	-	-	(35,865)	-
Gain on disposition of investments	-	-	22,862	3,260
Contract guarantee	(932)	(1,651)	(3,348)	(5,455)
Other, net	(9)	759	844	(506)

Income before income taxes and minority interests	14,797	18,635	50,235	107,082
Income taxes	4,624	7,209	31,021	44,694
Income before minority interests	10,173	11,426	19,214	62,388
Minority interests in losses of subsidiaries	-	641	-	1,536
Net income	$10,173	$12,067	$19,214	$63,924

Net income per share:
- Basic	$.12	$.15	$.23	$.78
- Diluted	.12	.15	.23	.78

Weighted-average shares outstanding:
- Basic	82,987	81,918	82,639	81,825
- Diluted	83,402	82,295	83,108	82,239

See notes to financial information on page 10.

Dow Jones & Company, Inc.
Segment Information
(Unaudited)

(dollars in thousands)	Quarters Ended September 30		Nine Months Ended September 30
	2005	2004	2005	2004
Revenues:
Print publishing	$204,424	$209,604	$656,640	$700,940
Electronic publishing	127,054	97,644	372,656	280,227
Community newspapers	89,758	87,644	258,210	253,136
Consolidated revenues	$421,236	$394,892	$1,287,506	$1,234,303

Percentage change in revenues excluding
newly-acquired operations(1)	1.5%	2.1%	(1.0)%	6.2%

Operating income (loss):
Print publishing	$(26,980)	$(16,589)	$(26,810)	$5,324
Electronic publishing	31,727	21,692	82,575	63,152
Community newspapers	22,925	23,491	58,858	65,624
Corporate	(11,835)	(8,166)	(31,554)	(26,384)
Segment operating income	15,837	20,428	83,069	107,716

Restructuring charges	-	-	(11,367)	2,761
Consolidated operating income	$15,837	$20,428	$71,702	$110,477

Operating margin:
Print publishing	(13.2)%	(7.9)%	(4.1)%	0.8%
Electronic publishing	25.0%	22.2%	22.2%	22.5%
Community newspapers	25.5%	26.8%	22.8%	25.9%
Segment operating margin	3.8%	5.2%	6.5%	8.7%

Depreciation and amortization (D&A):
Print publishing	$14,317	$15,396	$42,907	$49,938
Electronic publishing	9,641	7,294	28,416	20,904
Community newspapers	3,143	2,867	9,163	8,685
Corporate	38	41	113	124
Consolidated D&A	$27,139	$25,598	$80,599	$79,651

(1) Percentage represents change in revenue excluding non-comparable periods for newly-acquired operations.

See notes to financial information on page 10.

Dow Jones & Company, Inc.
Supplemental Segment Revenue Information
(Unaudited)

(in thousands)	Quarters Ended September 30		Nine Months Ended September 30
	2005	2004	2005	2004
Print publishing:
U.S. publications:
Advertising	$125,917	$128,213	$411,418	$444,930
Circulation and other	62,861	62,750	192,643	194,807
Total for U.S. publications	188,778	190,963	604,061	639,737

International publications:
Advertising	8,585	10,159	30,722	36,075
Circulation and other	7,061	8,482	21,857	25,128
Total for international publications	15,646	18,641	52,579	61,203

Total for print publishing	204,424	209,604	656,640	700,940

Electronic publishing:
Dow Jones Newswires:
North America	51,136	50,021	150,282	143,369
International	16,812	15,515	49,675	40,928
Total newswires	67,948	65,536	199,957	184,297

Consumer Electronic Publishing*	43,707	19,258	124,178	57,320
Dow Jones Indexes/Ventures	15,399	12,850	48,521	38,610

Total electronic publishing	127,054	97,644	372,656	280,227

Community newspapers:
Advertising	67,566	65,583	194,256	188,768
Circulation and other	22,192	22,061	63,954	64,368
Total community newspapers	89,758	87,644	258,210	253,136

Total segment revenues	$421,236	$394,892	$1,287,506	$1,234,303

* Includes WSJ.com, related vertical sites, licensing/business development, radio/audio, and the
January 2005 acquisition of MarketWatch, Inc.

See notes to financial information on page 10.

Dow Jones & Company, Inc.
Statistical Information
(Unaudited)

	Quarters Ended September 30		Nine Months Ended September 30
	2005	2004	2005	2004
Advertising volume increase/(decrease)(1):

The Wall Street Journal(2):
General	(6.3)%	(2.5)%	(3.4)%	2.8%
Technology	3.5	(28.9)	(12.4)	(22.7)
Financial	0.5	(10.0)	(14.9)	13.9
Classified	21.2	11.0	9.4	9.8
Total	3.6	(6.0)	(3.9)	1.3

The Asian Wall Street Journal	4.6	(20.6)	(1.5)	(3.6)
The Wall Street Journal Europe	4.3	(19.4)	(7.5)	0.5
Barron’s	(21.1)	(5.1)	(13.3)	12.2

Ottaway Newspapers:
Daily	(1.1)	2.8	(0.6)	3.0
Non-daily	(5.6)	14.5	(5.3)	13.7
Total	(2.0)	4.9	(1.5)	4.9

The Wall Street Journal advertising as a
percentage of total Journal linage(1):

General	37.9%	41.9%	40.4%	40.2%
Technology	16.5	16.5	15.2	16.7
Financial	14.6	15.1	16.4	18.5
Classified	31.0	26.5	28.0	24.6

Other statistics:			September 30
			2005	2004

Dow Jones Newswires terminals			297,000	297,000
WSJ.com subscribers			764,000	701,000
WSJ.com unique visitors/business day			172,000	142,000
Average monthly unique visitors to Dow Jones Online(3)			8,150,000	7,885,000
Average monthly page views to Dow Jones Online			284,032,000	N/A

(1) General and technology advertising for 2004 was reclassified to conform to the current year presentation.

(2) Includes advertising from the Weekend Edition launched September 17, 2005. Excluding advertising linage from the Weekend Edition, total linage increased 0.6% and decreased 4.8%, respectively, for the quarter and nine months ended September 30, 2005.

(3) Average monthly unique visitors to Dow Jones Online is from NielsenNetRatings. This measure includes the following websites: WSJ.com, MarketWatch.com, BigCharts.com, Barron's Online, and the Journal's other vertical websites.

Dow Jones & Company, Inc.

Notes to Financial Information

1.  The Company’s calculation of net income, operating income and earnings per share excluding special items may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment.  Net income, operating income and earnings per share excluding special items are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for consolidated net income, operating income and earnings per share as a measure of performance.  However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of the Company’s performance relative to prior periods and its competitors.

2.  The following table reconciles reported results to income adjusted for special items for the third quarter and the nine months ended September 30, 2005 and 2004:

	Quarters Ended September 30
(in millions, except	2005			2004
per share amounts)	Operating	Net	EPS	Operating	Net		EPS

Reported income	$15.8	$10.2	$.12	$20.4	$12.1		$.15
Adjusted to remove:
Included in non-operating income:
Contract guarantee (a)		(0.9)	(.01)		(1.7)		(.02)
Certain income tax matters (b)		1.1	.01		1.5		.02
Adjusted income	$15.8	$10.0	$.12	$20.4	$12.2	*	$.15

	Nine Months Ended September 30
(in millions, except	2005			2004
per share amounts)	Operating	Net	EPS	Operating	Net	EPS

Reported income	$71.7	$19.2	$.23	$110.5	$63.9	$.78
Adjusted to remove:
Included in operating income:
Restructuring charges (c)	(11.4)	(6.9)	(.08)	2.8	1.7	.02
Included in non-operating income:
Contract guarantee (a)		(3.3)	(.04)		(5.5)	(.06)
Gain on disposition of
investments (d)		17.7	.21		1.8	.02
Write-down of equity investments (e)		(36.7)	(.44)
Certain income tax matters (b)		1.1	.01		1.5	.02
Adjusted income	$83.1	$47.5 *	$.57	$107.7	$64.4	$.78

*The sum of the individual amounts does not equal total due to rounding.

Dow Jones & Company, Inc.

Notes to Financial Information

(a) Contract guarantee:

Under the terms of the Company's 1998 sale of Telerate to Bridge Information Systems (Bridge), the Company retained its guarantee of payments under certain circumstances of certain minimum payments for data acquired by Telerate from Cantor Fitzgerald Securities (Cantor) and Market Data Corporation (MDC).  The annual minimum payments average approximately $50 million per year through October 2006 under certain conditions.  Bridge agreed to indemnify the Company for any liability the Company incurred under the contract guarantee with respect to periods subsequent to Bridge's purchase of Telerate.  In 2000, based in part on uncertainty with Bridge's solvency as well as other factors, the Company established a reserve of $255 million representing the present value of the total estimated minimum annual payments of about $300 million from 2001 through October 2006, using a discount rate of 6%.  Bridge filed for bankruptcy in February 2001, but made payments for this data for the post-petition periods through October 2001, when Telerate ceased operations, went out of business, sold certain assets and rejected its contracts with Cantor and MDC.  The Company is now in litigation with Cantor and MDC with respect to their claims for amounts due under the contract guarantee.

The Company has various substantial defenses to these claims and the litigation is proceeding.  The trial court in January 2003 denied motions by each of the parties that their own claims for relief be granted and that competing claims be dismissed.  Appeals from those decisions were not pursued, and discovery has concluded.  Dispositive motions have been fully briefed for the court.  The trial previously scheduled to begin in June 2005 has been adjourned and no new trial date has been set.

The third quarter of 2005 and 2004 included charges related to the accretion of the discount on the reserve balance of $0.9 million ($.01 per diluted share) and $1.7 million ($.02 per diluted share), respectively.  These charges totaled $3.3 million ($.04 per diluted share) and $5.5 million ($.06 per diluted share) in the first nine months of 2005 and 2004, respectively.

(b) Certain income tax matters:

Income tax expense in the third quarter of 2005 and 2004 included a tax benefit of $1.1 million ($.01 per diluted share) and $1.5 million ($.02 per diluted share), respectively, as a result of favorable resolutions of state and federal tax matters.

(c) Restructuring charges:

2005

In the second quarter 2005, the Company recorded a restructuring charge of $11.4 million primarily reflecting employee severance related to a workforce reduction of about 120 full-time employees.  Most of the charge relates to the Company’s efforts to reposition its international print and online operations but also includes headcount reductions at other parts of the business.  These workforce reductions are expected to be substantially completed by the end of the year.

2004

In the fourth quarter 2001, the Company recorded a charge of $32.2 million as a result of its decision to permanently re-deploy certain personnel and abandon four of seven floors that were leased at its World Financial Center (WFC) headquarters.  This charge primarily reflected the Company’s rent obligation through May 2005 on this vacated space.

In the first quarter 2004, the Company renewed its lease at the World Financial Center, including extending the term of one of the floors that was previously abandoned.  The Company reoccupied this floor with personnel from another of its New York locations, whose lease term was expiring.  As a result, the Company reversed $2.8 million ($1.7 million, net of taxes) of the remaining lease obligation reserve for the previously abandoned floor at WFC.

Dow Jones & Company, Inc.

Notes to Financial Information

Restructuring charges are not included in segment expenses, as management evaluates segment results exclusive of these items.  For information purposes, the restructuring charge in 2005 and the reversal of the lease obligation reserve in 2004 allocable by segment for the nine months ended September 30, 2005 and 2004 were as follows:

(in thousands)	Nine Months Ended September 30
	2005	2004

Print Publishing	$8,585	$(2,631)
Electronic Publishing	1,969	(125)
Corporate	813	(5)
Total	$11,367	$(2,761)

(d) Gain on disposition of investments:

2005

In April 2005, the Company concluded the sale of its 39.9% minority interest in F.F. Soucy Inc., a Canadian newsprint mill, to its majority owner, Brant-Allen Industries, Inc.  The sale price of $40 million in cash generated approximately $38 million in after-tax proceeds, which were used to reduce the Company’s commercial paper borrowings.  The Company recorded a gain of $9.6 million ($9.4 million, net of taxes) in the second quarter.

During the second quarter of 2005, the Company and the von Holtzbrinck Group completed its exchange of cross shareholdings.  In exchange for the Company’s 10% interest in Handelsblatt, the Company received the remaining 10% minority interest in The Wall Street Journal Europe that it did not already own; an 11.5% increase in its interest in a Czech Republic business periodical, effectively increasing the Company’s interest to 23%; and, $6 million in cash.  The transaction was accounted for at fair value and the Company recorded a gain of $13.2 million ($8.3 million, net of taxes) in connection with the disposal of its interest in Handelsblatt.

2004

On April 2, 2004, simultaneous with the Company’s acquisition of the remaining interest in the news operations of Vereinigte Wirtschaftsdienste GmbH (VWD), VWD sold its non-news assets to a third party, resulting in cash proceeds to the Company of $6.7 million.  As a result of this sale, the Company recorded a gain of $3.3 million ($1.8 million, net of taxes) in the second quarter of 2004.

(e) Write-down of equity investments:

In July 2005, the Company and NBC Universal agreed to transfer the Company’s 50% interests in both CNBC Europe and CNBC Asia (collectively CNBC International), as well as its 25% interest in CNBC World, to NBC Universal as of December 31, 2005 for nominal consideration, subject to any necessary regulatory or legal approvals.

Under the agreement, the Company will fund CNBC International for the remainder of 2005, up to approximately $6 million, irrespective of the operating performance of the ventures, and through 2006 the Company will continue to provide access to news resources and other services to CNBC International, nonexclusively.  There are no plans to alter the licensing relationship in the U.S. between the Company and CNBC.

As of June 30, 2005, in connection with the binding agreement reached with NBC Universal, the Company determined that an other-than-temporary decline in the value of its investments in CNBC International and CNBC World had occurred and, as a result, the Company recorded a charge of $35.9 million ($36.7 million, including taxes) in the second quarter of 2005, largely reflecting the write-down of the investments’ carrying value ($32 million), with the remainder primarily reflecting the additional firmly committed cash payment for which there is no future economic benefit to the Company.

Dow Jones & Company, Inc.

Notes to Financial Information

3.  The Company made the following acquisitions during the first nine months of 2005 and 2004:

Acquisition of MarketWatch in 2005

On January 21, 2005, the Company completed its acquisition of MarketWatch, Inc. (MarketWatch) for a purchase price of approximately $538 million.  The purchase price consisted of cash tendered totaling $507.7 million to acquire the 28.2 million outstanding common shares of MarketWatch; the exchange of 1.2 million stock options valued at $25 million using the Black-Scholes option pricing model; and, direct third party transaction costs of approximately $5 million.  This acquisition was financed by $439 million of short-term commercial paper borrowings and cash, including cash received from MarketWatch of $74 million.  In February 2005, the Company refinanced $225 million of its commercial paper borrowings with three-year bonds bearing a fixed interest rate of 3.875%.

Acquisition of remaining interest in OsterDow Jones in 2004

On July 7, 2004, the Company acquired the remaining two-thirds interest in OsterDow Jones Commodity News for $1.6 million.  The new operation, “Dow Jones Commodities Service,” was combined with the Company’s Dow Jones Newswires business.  The step acquisition resulted in a purchase price allocation to goodwill of $1.4 million and tangible assets of $0.2 million.

Acquisition of remaining interest in VWD news operations in 2004

On April 2, 2004, the Company acquired the remaining interest in the news operations of Vereinigte Wirtschaftsdienste GmbH (VWD), a German newswires business, for $12.1 million.  The acquired business consists of financial newswires and business newsletters, which have been combined into the Company’s Dow Jones Newswires business, under the brand name Dow Jones-VWD News.  The Company was a minority shareholder in VWD.

Acquisition of Alternative Investor in 2004

On March 19, 2004, the Company completed its acquisition of Alternative Investor from Wicks Business Information for $85 million plus net working capital.  The $85 million purchase price could be increased by $5 million, payable in 2008, based on the performance of the acquired business.  Alternative Investor is a provider of newsletters, databases and industry conferences for the venture-capital and private-equity markets, and has been combined into the Company’s Dow Jones Newswires business.

4.  The Company reports the results of its operations in three segments: print publishing, electronic publishing and community newspapers.  In addition, the Company reports certain administrative activities under the corporate segment.  Print publishing, which is largely comprised of the global editions of The Wall Street Journal, publishes business and financial content world-wide.  This content is published primarily in the U.S., Europe, Asia and Latin America editions of The Wall Street Journal as well as in Barron’s and on U.S. television through a licensing arrangement with CNBC.  Electronic publishing, which electronically distributes business and financial news and information, includes the operations of Dow Jones Newswires, Consumer Electronic Publishing and Dow Jones Indexes/Ventures.  Consumer Electronic Publishing includes the results of WSJ.com and its related vertical sites, MarketWatch and the Company’s licensing/business development and radio/audio businesses.  The community newspapers segment publishes 15 daily newspapers, 12 Sunday papers and more than 30 weekly newspapers and “shoppers” in nine states in the U.S.

5.  Summarized financial information for 50% held equity-basis investments in associated companies were as follows (amounts are at 100% levels):

(in thousands)	Quarters Ended September 30		Nine Months Ended September 30
	2005	2004	2005	2004
Factiva
Revenues	$69,650	$65,570	$209,157	$195,741
Operating income	4,500	3,718	11,846	13,987
Depreciation and amortization	2,849	2,642	8,548	9,084

SmartMoney
Revenues	$12,643	$12,276	$39,199	$37,350
Operating loss	(321)	(201)	(296)	(787)
Depreciation and amortization	114	114	363	536